Exhibit 10.17

April 21, 2017

Michael Dunn

5003 Towne Lake Hills N,

Woodstock, GA 30189

Dear Michael,

Congratulations! On behalf of Symbotic, we are excited to offer you the position of Vice President, Global Sales at our 200 Research Drive, Wilmington, Massachusetts location. This position will report directly to Chris Gahagan. Your start date will be 5/31/17.

We feel your background and experience will be a beneficial addition to our team. The focus, intensity and dedication you bring with you will prove valuable as we continue the work of building Symbotic into one of the most admired companies in America.

Compensation

You will receive an annual salary of $350,000 paid in accordance with Symbotic’s payroll schedule, which is bi-weekly payments paid one week in arrears.

Sign On Bonus

In appreciation of your decision to move into this new role, you will receive a sign-on bonus of $167,500; less applicable taxes, to be paid in the February 29, 2018 payroll cycle. Please note that the sign-on bonus is not considered earned by you until you complete two years of employment with Symbotic; and you must repay (a) the full pretax amount if you resign employment for any reason prior to one-year anniversary of your start date or (b) 50% of the pretax amount if you resign employment for any reason after the one-year anniversary but prior to two-year anniversary of your start date.

Incentive Plan

You are eligible to participate in Symbotic’s sales incentive plan, the details of which will be designed with you once you join the company with an annual bonus target of $350,000.

For the remainder of Symbotic’s fiscal year 2017 (June 1, 2017- September 30, 2017), the bonus payable to you will not be less than 100% of your pro-rata target bonus ($116,667, calculated as $350,000/12 months x 4 months). The incentive bonus will be paid during our fall 2017 annual performance and compensation review cycle. Incentive pay is discretionary and all employees must be in good standing with Symbotic at the time of the Incentive payment to be eligible.

For Symbotic’s fiscal year 2018 (October 1, 2017- September 29, 2018), your target bonus will be $350,000 based on the sales plan we will be design with you, components of which will include the following:

200 Research Drive · Wilmington, MA 01887 · 978.284.2800 · www.symbotic.com

April 21, 2017 Page 2

70% of the bonus based on achieving (Sales Objectives):

•	Bookings goal of 8 deals (2 new and 6 in-pipeline) of $40 million each

•	Sales margin of at least 35% on new deals

•	Software subscription fees of 1.75 – 2.0% of contract value

•	Margin of 17.5% for operations service revenues based on contract values

•	Selling add-ons Including warranties on new deals

30% of the bonus based on achieving (Personal & Corporate Objectives):

•	- Corporate Performance Targets (Executive Team goals)

•	- Defining and Implementing Sales Incentive Plan

•	- Creating a robust sales pipeline reporting process with Finance

•	- Implementing a best practice sales process

•	- Increasing sales-cross functional collaboration

In addition, for fiscal year 2018 the bonus payable to you will not be less than 50% of you target bonus. The Incentive bonus will be paid during our fall 2018 annual performance and compensation review bonus cycle. Incentive pay Is discretionary and all employees must be in good standing with Symbotic at the time of the incentive payment to be eligible.

Please note that other than the sign-on bonus and the guaranteed minimum payments under the sales incentive plan for fiscal years 2017 and 2018, the compensation plans are subject to change at the company’s discretion at any time.

VAP Award

Upon the commencement of your employment, you will receive a grant of 225,000 award units under Symbotic’s 2012 Value Appreciation Plan. Subject to vesting and exercisability triggers as described below, upon exercise each award unit represents the right to receive a cash payment equal to the appreciation of the fair market value of 1/100th of a Series C LLC unit of Symbotic’s parent company, Warehouse Technologies, LLC, between the end of fiscal year and the fiscal year ending prior to the time the award is exercised. Your grant will vest over the next five years, with 20% of the award units vesting upon the first anniversary of the grant and subsequent quarterly vesting of 5% of the award units per quarter. You may exercise vested award units once the following three exercisability triggers have occurred, where the achievement of each trigger would allow one-third of the vested awards to be exercised:

•	Symbotic completes a fiscal year in which annual revenue, on a cash accounting basis, meets or exceeds $100 million;

•	Symbotic completes a fiscal year in which it is cash flow positive; and

•	Symbotic completes a fiscal year in which it becomes EBITDA positive.

The exercisability triggers are key financial goals of Symbotic and are intended to align your interests with those of the company to attain the ultimate objective of increasing Symbotic’s value. Your award under the VAP will be subject to the terms and conditions of the 2012 Value Appreciation Plan and an Award Grant Agreement, each of which will be provided to you shortly after you commence employment with Symbotic.

200 Research Drive · Wilmington, MA 01887 · 978.284.2800 · www.symbotic.com

April 21, 2017 Page 3

Upon the commencement of your employment, you will receive an additional grant of 50,000 award units under Symbotic’s 2012 Value Appreciation Plan that are subject to the vesting and exercisability triggers described above plus an additional performance vesting requirement that you achieve or exceed your performance metrics for fiscal year 2018 as designed in the 2018 sales incentive plan. This additional grant will vest over five years, but none of the award units will vest until and unless you achieve or exceed the performance metrics for fiscal year 2018 under the 2018 sales incentive plan. If those performance metrics are achieved or exceeded (as determined during the fall 2018 annual performance and compensation review cycle), the award units under this additional grant that would have vested under the time-based vesting schedule described above will vest and the remaining units under the additional award will continue to vest under that described vesting schedule. If you do not achieve a minimum threshold of 100% of the performance metrics for fiscal year 2018, none of the award units under this additional grant will vest and they will all be forfeited in full with no payment or compensation to you.

Benefits

Symbotic offers a competitive employee benefits package, understanding that benefits are a significant aspect of one’s overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death Insurance will also begin on this date.

You will be eligible to contribute to the 401(k) plan immediately upon hire. The company will provide a 100% company match on your contributions of 1-3% of your salary and a 50% company match on your contributions of 4-5% of your salary starting after six months of employment. Other benefits include Tuition Reimbursement, and Health Care and Dependent Care Spending Accounts.

In the event your employment with Symbotic is terminated by Symbotic without cause, subject to your execution and delivery of Symbotic’s standard general release, Symbotic will pay you severance in the form of (a) base salary continuation and (b) if you are participating in company-provided health coverage and you elect continuation coverage under COBRA, payments to the benefits provider on your behalf of the difference between the full cost of COBRA coverage and the applicable employee contributions required for active employees during the time the COBRA coverage is provided, each for a period ending upon the earlier of (i) twelve (12) month from the date of such termination (ii) the date upon with you commence employment for which you receive remuneration. In such event and subject to your execution of the release, Symbotic will also pay to you, at the time the incentive bonus would have been paid to you for the fiscal year in which you were terminated without cause, an amount equal to your pro-rata incentive bonus based on (a) with respect to the portion of your bonus based on achieving personal & corporate objectives, such achievement for the full company fiscal year adjusted on a pro-rata basis for the portion of the year that you were actively employed by the company, and (b) with respect to the portion of your bonus based on achieving sales objectives, such achievement as of the last day of your active employment with the company that remains achieved as of the end of such fiscal year.

200 Research Drive · Wilmington, MA 01887 · 978.284.2800 · www.symbotic.com

April 21, 2017 Page 4

Vacation and Paid Time Off

You will be eligible for up to 15 days of vacation annually. This vacation time will be accrued at a rate of 4.62 hours per pay period. You will also be eligible for up to 8 days of sick time annually.

Continued vacation and paid time-off will be accrued based on company policy. This offer is contingent upon the signing of our Employee Confidentiality and Non-Competition Agreement, which you will find attached, and successful completion of a background check.

We have enjoyed getting to know you through the interview process and are delighted to extend this offer. If you have any questions, please feel free to contact me at 978-284-2884.

This offer will remain open until the close of business on Thursday, April 27, 2017.

Sincerely,

Elisa Gilmartin

Global Head of Human Resources

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below.

/s/ Michael Dunn	4-24-17
Michael Dunn	Date

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbolic is at-will and is subject to standard employment policies and practices which Symbolic reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed Confidentiality and Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked.

cc: Personnel File

200 Research Drive · Wilmington, MA 01887 · 978.284.2800 · www.symbotic.com